As filed with the Securities and Exchange Commission on January 30, 2001
                                                 Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                            ______________________
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                            ______________________

       AMERICAN WATER WORKS                 AMERICAN WATER CAPITAL CORP.
             COMPANY, INC
           (Exact name of registrants as specified in their charter)

                       Delaware                                                   Delaware
   (State or other jurisdiction of incorporation or           (State or other jurisdiction of incorporation or
                    organization)                                              organization)
                      51-0063696                                                 22-3732448
         (I.R.S. Employer Identification No.)                       (I.R.S. Employer Identification No.)
               W. Timothy Pohl, Esquire                                   W. Timothy Pohl, Esquire
            General Counsel and Secretary                            Vice President and General Counsel
          American Water Works Company, Inc.                     American Water Works Service Company, Inc.
                 1025 Laurel Oak Road                                       1025 Laurel Oak Road
             Voorhees, New Jersey  08043                                Voorhees, New Jersey  08043
                    (856) 346-8200                                             (856) 346-8200
  (Name, address, including zip code, and telephone          (Name, address, including zip code, and telephone
  number, including area code, of agent for service)         number, including area code, of agent for service)

                             _____________________

                                With copies to:
                          Craig L. Godshall, Esquire
                                    Dechert
                           4000 Bell Atlantic Tower
                               1717 Arch Street
                          Philadelphia, PA 19103-2793
                                (215) 994-4000
                             _____________________
Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

  If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                             _____________________

                                                  CALCULATION OF REGISTRATION FEE
====================================================================================================================================
                                                                          Proposed
           Title of each class of                                    maximum aggregate      Proposed maximum
        securities to be registered               Amount to be      offering price per     aggregate offering          Amount of
                                                 registered(1)            unit(2)                price(2)           registration fee
------------------------------------------------------------------------------------------------------------------------------------
Debt Securities to be issued by American           $1,600,000,000          100%               $1,600,000,000           $400,000
 Water Capital Corp./(3)/.....................
------------------------------------------------------------------------------------------------------------------------------------
Obligations Pursuant to the Support                     (4)                 (4)                     (4)                  (4)
 Agreement....................................
====================================================================================================================================

(1) In United States dollars or the equivalent thereof in any other currency, currency unit or units, or composite currency of currencies.

(2) Estimated solely for the purpose of computing the registration fee. The aggregate maximum offering price of all debt securities (or, in the case of debt securities issued with original issue discount, the aggregate initial public offering price thereof) issued pursuant to this registration statement will not exceed $1,600,000,000.

(3) The aggregate principal amount of the debt securities to be issued may be increased, if any debt securities are issued at an original issue discount, by an amount such that the net proceeds to be received by American Water Capital Corp. shall be equal to the above amount to be registered. Any offering of debt securities denominated other than in U.S. dollars will be treated as the equivalent in U.S. dollars based on the exchange rate applicable to the purchase of such debt securities from American Water Capital Corp. at the time such purchase is completed.

(4) Under Rule 457(n), no fee is payable for the obligations pursuant to the Support Agreement.

                            ______________________

     The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said
Section 8(a), may determine.
================================================================================

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+  The information in this prospectus is not complete and may be changed. We   +
+ may not sell these securities until the registration statement filed with + + the Securities and Exchange Commission is effective. This prospectus is not + + an offer to sell these securities and is not soliciting an offer to buy +
+  these securities in any state where the offer or sale is not permitted.     +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PROSPECTUS                         Subject to Completion, dated January 30, 2001


                                 $1,600,000,000

                          American Water Capital Corp.

                                Debt Securities

                Entitled to the Benefit of a Support Agreement
            Providing for the Payment of Principal and Interest By

                       American Water Works Company, Inc.

 ______________________________________________________________________________

     American Water Capital Corp. may periodically sell its senior debt securities, subordinated debt securities, medium-term notes or other debt securities. The debt securities are entitled to the benefits of a Support Agreement between American Water Capital and its parent company, American Water Works Company, Inc. American Water Capital will provide specific terms of such securities in supplements to this prospectus. You should read this prospectus and each applicable supplement carefully before you invest.

     Investing in these securities involves risks. See "Risk Factors" on page 3.

     This prospectus may not be used to consummate sales of debt securities unless accompanied by a prospectus supplement applicable to the debt securities.









     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                             ____________________


               The date of this prospectus is January   , 2001.

                             About This Prospectus

     This document is called a prospectus and is part of a registration statement that American Water Works and American Water Capital have filed with the Securities and Exchange Commission using a "shelf" registration or continuous offering process. Under this shelf process, American Water Capital may, from time to time, sell any combination of the various debt securities described in this prospectus in one or more offerings that will aggregate up to a total dollar amount of $1.6 billion. Unless the context otherwise requires, throughout this prospectus, the terms "we," "us" and "our" refer to American Water Capital.

     This prospectus provides you with a general description of the debt securities we may offer. Each time we sell such securities, we will provide a prospectus supplement containing specific information about the terms of the debt securities being offered. That prospectus supplement may include a discussion of specific risk factors or other special considerations applicable to those securities. The prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

     The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement, including the exhibits, can be obtained from the SEC website or from the SEC offices referenced under the heading "Where You Can Find More Information."

     You should rely only on the information incorporated by reference or provided in this prospectus and the prospectus supplement. American Water Works and American Water Capital have not authorized anyone to provide you with different information. American Water Works and American Water Capital are not making or soliciting an offer of these securities in any jurisdiction in which the offer or solicitation is not authorized or in which the person making the offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make the offer or solicitation. You should not assume that the information in this prospectus or the prospectus supplement is accurate as of any date other than the date as of which such information is given.

                                 The Companies

American Water Capital

     American Water Works established us to provide financing to American Water Works and its water and wastewater utility subsidiaries. We were incorporated under the laws of the State of Delaware in May 2000 and are a wholly owned subsidiary of American Water Works. We intend to raise funds by selling debt securities in the United States and will lend the net proceeds from those sales to American Water Works and its subsidiaries. We do not and will not engage in any separate business activities. The debt securities are entitled to the benefits of a Support Agreement between us and American Water Works. The Support Agreement provides that, upon a default by us, the holders of the debt securities may look to American Water Works for the payment of principal, interest and premium, if any, on the debt securities. See "Description of the Support Agreement."

     We received an order dated November 7, 2000 from the Securities and Exchange Commission granting us an exemption from all of the provisions of the Investment Company Act of 1940.

     Our principal offices are located at 1025 Laurel Oak Road, P.O. Box 1770, Voorhees, New Jersey 08043.

American Water Works

     American Water Works is a public utility holding company that was incorporated in Delaware in 1935. The core business of American Water Works is the ownership of common stock of utility companies providing water and wastewater service. American Water Works refers to the combination of it and its utility subsidiaries as the "American Water System." The American Water System has functioned for over 50 years. Each subsidiary operates independently, yet shares in the benefits of size and identity afforded by the American Water System. As of September 30, 2000, American Water Works and its subsidiaries provided water and wastewater service to approximately ten million people in 23 states. Each utility subsidiary is subject to the rules of both federal and state environmental protection agencies, particularly with respect to the quality of water distributed. In addition, with one exception, the utility subsidiaries function under economic regulations prescribed by state regulatory commissions.

     American Water Works also provides professional services, as required, to its subsidiaries through its wholly-owned subsidiary, American Water Works Service Company, Inc. American Water Works Service Company provides professional services, such as accounting, administration, communication, corporate secretarial, engineering, financial, human resources, information systems, operations, rates and revenue, risk management and water quality.

     In addition to its utility subsidiaries, some of American Water Works' subsidiaries engage in non-regulated businesses. For example, American Water Services is focused on the growing contract operations segment of the water and wastewater market. American Water Resources is a subsidiary formed to invest in water and wastewater-related products and services. These non-utility subsidiaries do not borrow from us, although, subject to obtaining any necessary regulatory approvals, American Water Works Service Company may borrow from us in the future.

     The principal offices of American Water Works are located at 1025 Laurel Oak Road, P.O. Box 1770, Voorhees, New Jersey 08043.

                      Where You Can Find More Information

     We and American Water Works have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 with respect to the debt securities. This prospectus does not contain all of the information contained in the registration statement, the documents incorporated by reference and the exhibits and schedules to the registration statement. Statements made in this prospectus, including in the documents incorporated by reference, as to the contents of any contract, agreement or other document are not necessarily complete. We and American Water Works refer you in each case to the copy of such contract, agreement or other documents filed or incorporated by reference as an exhibit to the registration statement.

     American Water Works is subject to the information requirements of the Securities Exchange Act of 1934 and files reports, proxy statements and other information with the SEC. You may inspect and copy these reports, proxy statements and other information filed by American Water Works at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and at Seven World Trade Center, 13/th/ Floor, New York, New York 10048. Copies of such materials may be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material may also be inspected and copied at the offices of the New York Stock Exchange, on which American Water Works' securities are listed. These materials are also available electronically through the SEC's web site at http://www.sec.gov.

                      Documents Incorporated by Reference

     The following documents filed by American Water Works with the SEC are incorporated in this prospectus by reference:

1. American Water Works' Annual Report on Form 10-K for the fiscal year ended December 31, 1999.

2. American Water Works' Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000.

3.   American Water Works' Current Report on Form 8-K dated June 1, 2000.

     All documents subsequently filed by American Water Works pursuant to sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering of the debt securities shall be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing of such documents.

     Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     American Water Works and American Water Capital will provide without charge to each person to whom a prospectus is delivered a copy of any or all of the documents that are incorporated by reference in this prospectus, other than exhibits to those documents that are not specifically incorporated by reference in those documents. We and American Water Works will provide these documents upon written request and at no cost to you. Requests should be directed to the Office of the Secretary, American Water Works Company, Inc., 1025 Laurel Oak Road, P.O. Box 1770, Voorhees, New Jersey 08043, telephone (856) 346-8290.

                                  Risk Factors

     You should carefully consider each of the risks and uncertainties described below and all of the other information in this prospectus or in a prospectus supplement before deciding to invest in the debt securities.

Risks associated with the debt securities and the Support Agreement

Claims under the Support Agreement against American Water Works are limited to the assets of American Water Works.

     Claims by the holders of the debt securities under the Support Agreement do not constitute direct claims against the assets of the subsidiaries of American Water Works. American Water Works conducts all of its operations through subsidiaries, and its assets primarily consist of the stock of those subsidiaries and any intercompany obligations owed to it by them.

The benefits of the Support Agreement are subject to restrictions imposed on the ability of American Water Works' utility subsidiaries to make dividend distributions to American Water Works.

     Since American Water Works conducts no operations directly, it depends entirely upon the earnings and cash flows of its subsidiaries to fulfill its obligations under the Support Agreement. The financing agreements of some of American Water Works' subsidiaries and the terms of preferred stock issued by some of them generally restrict their ability to pay common stock dividends if common stockholders' equity or net income available for stock dividends falls below a specified or calculated amount. There can be no assurance that financing agreements entered into by subsidiaries in the future will not impose additional limitations on the ability of those subsidiaries to pay dividends or otherwise limit the amount of loans and advances to American Water Works. In addition, public utility commissions that regulate the subsidiaries may effectively restrict the payment of dividends by subsidiaries to American Water Works. Therefore, the benefit of the Support Agreement to the holders of the debt securities may be severely limited.

Claims under the Support Agreement are unsecured obligations of American Water Works.

     Neither the Support Agreement nor the indenture limits the amount of indebtedness that can be incurred by American Water Works or the ability of American Water Works to grant liens on its assets to secure indebtedness. Liens granted by American Water Works to secure debt it incurs could give the holders of such indebtedness claims against the assets of American Water Works that would effectively rank prior to the claims of the holders of the debt securities under the Support Agreement.

Assets of American Water Works' subsidiaries may not be available to satisfy claims of holders of debt securities under the Support Agreement.

     Claims of creditors of American Water Works' subsidiaries will generally have priority against the assets of such subsidiaries over claims by American Water Works or us. As of September 30, 2000, the subsidiaries of American Water Works, other than us, had aggregate indebtedness of approximately $2.3 billion, substantially all of which was secured by assets of such subsidiaries and which ranks prior to unsecured claims (including those of American Water Works and us) against the assets of the subsidiaries. As of September 30, 2000, American Water Works and its subsidiaries, including us, had aggregate indebtedness of approximately $2.8 billion.

There is no public market for the debt securities, and we cannot assure you that you will be able to sell the debt securities.

     There is currently no public market for the debt securities. Although the agents/underwriters may make a market in the debt securities, we cannot assure you that any market-making activities will continue or that it will create a liquid market for the debt securities. Accordingly, we cannot assure you that a holder of debt securities will be able to sell such debt securities in the future or that the sale will be at a price equal to or higher than the holder's purchase price for the debt securities.

Risks associated with American Water Works and its utility subsidiaries

     Our ability to pay principal and interest on the debt securities is dependent upon the financial condition and results of operations of American Water Works and its utility subsidiaries. The following risks relate to the financial condition and results of operations of American Water Works and its utility subsidiaries.

Water companies face price regulation that could adversely affect the American Water System's profitability.

     State public utility commissions generally regulate the prices that water utilities may charge their customers. Those commissions regulate the businesses of substantially all of American Water Works' utility subsidiaries. Those commissions have broad authority to establish rates for service, prescribe service standards, review and approve rules and regulations and, in most instances, approve long-term financing programs, transactions between the utility and affiliated interests, and reorganizations, mergers and acquisitions prior to their completion. The jurisdiction exercised by each state commission that regulates the business of American Water Works' utility subsidiaries is prescribed by state legislation, and as a result, the discretion of each commission varies from state to state. Failure to obtain rate increases or approval of other programs or transactions in a timely manner or in requested amounts could negatively impact American Water Works and its utility subsidiaries.

Risks associated with environmental laws and regulations governing the operations of the American Water System may impose significant costs.

     Water utilities such as those in the American Water System must comply with numerous federal and state laws and regulations applicable to the collection, treatment and distribution of water for public consumption and the disposal of waste generated in the treatment process. These laws and regulations are subject to change and are subject to varying interpretations. A violation of these laws and regulations or damage caused or alleged to be caused by water collection, treatment and distribution could result in severe fines, penalties or monetary damages from public or private lawsuits, and clean-up obligations. Regulatory bodies may also require changes to a water utility's operations, including acquiring additional treatment equipment. Any operational changes required could be costly. We cannot assure you that the utility subsidiaries in the American Water System will not be subjected to fines, penalties or monetary damages from public or private lawsuits, be required to undertake costly clean-ups, or be required to change their current methods of operations. Any of these circumstances could have a material adverse effect on the American Water System's results of operations and financial condition.

Risks associated with the collection and treatment of wastewater may impose significant costs.

     Wastewater collection and treatment, such as that performed by a number of American Water Works' subsidiaries, involve many risks associated with damage to the surrounding environment. If collection systems fail, untreated wastewater could spill onto property or into nearby streams and rivers, causing property damage or injury to aquatic life. Sewage treatment plants may fail to perform properly, resulting in discharge that causes damage to streams, rivers, and aquatic and human life. Liabilities resulting from such damage could materially and adversely affect the American Water System's results of operations and financial condition.

Contamination of the American Water System's sources of water could subject American Water Works' utility subsidiaries to civil or criminal enforcement actions, private suits and clean-up obligations.

     The American Water System supplies water to end-users and is subject to risks of contamination of its water supply, which could result in disease or even death or otherwise endanger the public health. Contamination could subject American Water Works' utility subsidiaries to civil or criminal enforcement actions, private suits and clean-up obligations, which could have a material adverse effect on their financial condition and results of operations.

Extreme weather conditions could have a material adverse effect on the results of operations of the utility subsidiaries of American Water Works.

     Weather conditions can significantly impact water sales. Hot and dry weather can result in the imposition of government-ordered curtailments in water consumption that may decrease sales. Cool and wet weather can also lead to decreased sales. Extremely cold weather can result in an increase in maintenance and repair costs if it causes pipes and water mains to freeze and break. Therefore, extreme weather conditions in the American Water System's major service areas could have an adverse effect on the financial results of the American Water System.

           Ratio of Earnings to Fixed Charges of American Water Works

     The following table sets forth the ratio of earnings to fixed charges of American Water Works for the periods indicated.

       Nine Month Period
   Ended September 30, 2000                  Year Ended December 31,
------------------------------   ----------------------------------------------
                                   1999(1)    1998     1997     1996     1995
                                   -------    ----     ----     ----     ----
               2.30                2.21       2.34     2.28     2.13     2.19


     (1) Included in earnings for 1999 were merger-related costs of $20.5 million before income taxes. Without the merger-related costs, the ratio of earnings to fixed charges would have been 2.32.

     A statement setting forth the computation of ratio of earnings to fixed charges is filed as an exhibit to the registration statement of which this prospectus is a part.

                                Use of Proceeds

     Unless otherwise specified in a prospectus supplement accompanying this prospectus, we will use the net proceeds from the sale of the securities to which this prospectus and any prospectus supplement relate to lend to American Water Works' utility subsidiaries and American Water Works. In addition, subject to obtaining any necessary regulatory approvals, we may also lend the net proceeds to American Water Works Service Company. These affiliated borrowers will use the proceeds for financing acquisitions and projects under development or construction, working capital, general corporate purposes and any other purpose specified in a prospectus supplement. We may conduct concurrent or additional financings at any time.

                       Description of the Debt Securities

     The following is a general description of the debt securities that we may issue from time to time. The particular terms relating to each debt security will be set forth in a prospectus supplement. Unless otherwise stated, we refer to all types of debt securities that we may offer as described in this prospectus as the "debt securities."

General

     We will issue from time to time one or more series of debt securities under an indenture between us, American Water Works and First Union National Bank, as trustee. The indenture will not limit the amount of debt securities that we may issue.

     The debt securities will be our direct, unsecured obligations. The subordination provisions of any subordinated debt securities will be described in an applicable prospectus supplement.

     American Water Works conducts all of its operations through subsidiaries, and we conduct no operations. Our assets consist principally of notes issued by American Water Works and by the utility subsidiaries of American Water Works to which we have made loans, and our income consists solely of interest and principal paid on those loans. As a result, we depend entirely upon the earnings and cash flows of American Water Works and its utility subsidiaries to pay the interest on and principal of the debt securities. Likewise, American Water Works depends on the earnings and cash flows of its subsidiaries for its revenues. The financing agreements and the terms of preferred stock of some of American Water Works' subsidiaries generally restrict their ability to pay common stock dividends if common stockholders' equity or net income available for stock dividends falls below a specified or calculated amount.

     American Water Works and its subsidiaries are separate and distinct legal entities and, except for us and American Water Works' obligations under the Support Agreement, will have no obligation to pay any amounts due on the debt securities and will not guarantee the payment of interest on or principal of the debt securities. In the event of the liquidation or reorganization of one or more of American Water Works' subsidiaries, the right of the holders of the debt securities to receive any of that subsidiary's assets will be either structurally subordinated to the rights of the creditors of such entity or limited to the extent that we are a creditor of that subsidiary. As of September 30, 2000, American Water Works' subsidiaries, other than us, had $2.3 billion of indebtedness, substantially all of which was secured by the assets of such subsidiaries. American Water Works' subsidiaries may obtain financing in the future, and this financing will be effectively senior to the debt securities. As of September 30, 2000, American Water Works and its subsidiaries including us, had aggregate indebtedness of approximately $2.8 billion.

     The following description is only a summary of the material provisions of the indenture for the debt securities. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the debt securities. A copy of the indenture is included as an exhibit to the registration statement of which this prospectus is a part and is available upon request as described under "Where You Can Find More Information." The summary below of the general terms of the debt securities will be supplemented by the more specific terms in the prospectus supplement. Unless otherwise stated herein or in an applicable prospectus supplement, the following indenture description applies to all debt securities.

Terms Applicable To Debt Securities

     The prospectus supplement for a particular series of debt securities will specify the following terms of the series of debt securities:

     . the designation, the aggregate principal amount and the authorized denominations, if other than $1,000 and integral multiples of $1,000 for any registered securities of the series, if any, and if other than $5,000 or integral multiples of $5,000 for any bearer securities of the series, if any;

     . the percentage of their principal amount at which the debt securities will be issued;

     .    the date or dates on which the debt securities will mature;

     . the rate or rates at which the debt securities will bear interest, if any, or the method of determination of such rate or rates;

     . the date or dates from which the interest, if any, shall accrue, the dates on which the interest, if any, will be payable and the method of determining holders to whom any of the interest shall be payable;

     . the place or places where payments on the debt securities will be payable;

     . the prices, if any, at which, and the dates at or after which, we may or must repay, repurchase or redeem the debt securities;

     .    any sinking fund obligation with respect to the debt securities;

     . the currency, currencies or currency units in which payments on the debt securities will be payable;

     . if the payments on the debt securities may be determined with reference to an index, the manner in which the payments shall be determined;

     . amounts other than principal, if any, payable upon the declaration of acceleration of the maturity of the debt securities;

     . any events of default or covenants of us or American Water Works pertaining to the debt securities of the series;

     .    any special United States federal income tax consequences; and

     . any other material terms of the debt securities consistent with the provisions of the indenture.

     Unless otherwise specified in the prospectus supplement, we will compute interest payments on the basis of a 360-day year consisting of twelve 30-day months.

     Some of the debt securities may be issued as discounted debt securities to be sold at a discount below their stated principal amount. The prospectus supplement relating to any discounted series of debt securities will describe any federal income tax consequences and other special consequences applicable to discounted debt securities.

     The indenture governing the debt securities does not contain any provisions that:

     .    limit American Water Works' or our ability to incur indebtedness; or

     . provide protection in the event American Water Works chooses to engage in a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

Reopening of Issue

     We may, from time to time, reopen an issue of debt securities and issue additional debt securities with the same terms (including issue date, maturity and interest rate) as debt securities issued on an earlier date. After such additional debt securities are issued, they will be fungible with the debt securities issued on the earlier date.

Ranking

     The debt securities will be unsecured and will rank equal in right of payment with all of our existing and future unsubordinated indebtedness.

Covenants

     The indenture provides that, except as otherwise set forth under "Defeasance," below, for so long as any debt securities remain outstanding or any amount remains unpaid on any of the debt securities, we and American Water Works will comply with the terms of the covenants contained in the indenture including the following:

     Payment of Securities. We will duly and punctually pay the principal of and interest on the debt securities in accordance with the terms of the debt securities and the indenture.

     Maintenance of Office or Agency. We will maintain an office or agency where the debt securities may be paid and notices and demands to or upon us in respect of the debt securities and the indenture may be served and an office or agency where debt securities may be surrendered for registration of transfer or exchange. We will give prompt written notice to the trustee of the location, and any change in the location, of any such office or agency. If at any time we shall fail to maintain any required office or agency or shall fail to furnish the trustee with the address of any required office or agency, all presentations, surrenders, notices and demands may be served at the office of the trustee.

     Corporate Existence. Subject to the provisions in the indenture governing merger, consolidation, transfers and leases, we and American Water Works will do or cause to be done all actions necessary to preserve and keep in full force and effect our corporate existences.

     Consolidation, Merger and Sale. Neither we nor American Water Works shall consolidate with or merge into any other corporation or convey, transfer or lease its properties and assets substantially as an entirety to any entity unless:

     . the surviving entity expressly assumes the due and punctual payment of the principal of and interest on all of the debt securities and the performance of every covenant of the indenture on the part of us or American Water Works, as applicable, and in the case of American Water Works, assumes all of American Water Works' obligations under the Support Agreement;

     .    no event of default would arise as a result of the transaction; and

     . we or American Water Works, as applicable, delivers to the trustee an officer's certificate and opinion of counsel stating that such transaction complies with the terms of the indenture.

Nothing in the indenture, however, prohibits us or American Water Works from entering into a transaction in which we or American Water Works is the surviving entity.

     Money for Securities Payment to be Held in Trust. If we shall have one or more paying agents for any series of debt securities, we will, on or before each due date of the principal or interest on any of the debt securities of that series, deposit with the paying agent an amount sufficient to pay all principal or any interest becoming due on such principal until such amounts are paid or otherwise disposed of pursuant to the indenture. If we shall at any time act as our own paying agent with respect to any series of debt securities, we will, on or before each due date of the principal or interest on any of the debt securities of that series, segregate and hold in trust for those securityholders entitled to such principal or interest, an amount sufficient to pay all principal or any interest becoming due on such principal until such amounts are paid or otherwise disposed of pursuant to the indenture. We will promptly notify the trustee as to any actions or failures to act with respect to any amounts debt securities payments to be held in trust. Any amounts deposited or segregated and held in trust for the payment of the principal or interest on any debt security of any series of debt securities that is not claimed within two years after such principal or interest has become due and payable shall be paid to us, or if such amounts are held by us in trust, discharged from such trust.

     Statement as to Default. We and American Water Works will each deliver to the trustee, within 120 days after the end of each fiscal year, a certificate, signed by the principal executive officer, principal financial officer or principal accounting officer of us or American Water Works, as the case may be, stating whether or not, to the best of the signer's knowledge, either we or American Water Works, as the case may be, is in default in the performance or observance of any of the terms, provisions and conditions of the indenture. We or American Water Works, as applicable, will deliver to the trustee written notice of the occurrence of any event of default within ten business days.

     Waiver of Breach of Covenants. The holders of a majority in aggregate principal amount of the debt securities of any series outstanding at the time such series is affected by a default, may, on behalf of the holders of all of the debt securities of such series, waive any past default in the performance of any of the covenants contained in or established under the indenture with respect to such series and its consequences, except for a default regarding the nonpayment of principal of or interest on such debt securities, or regarding any covenant or provision that cannot be modified or amended without the consent of the holder of each outstanding debt security according to the terms of the series of those debt securities.

     Support Agreement. We and American Water Works each covenant and agree for the benefit of each series of debt securities that:

     .    we will perform our respective obligations under the Support
          Agreement; and

     . we will not agree to any amendment or termination of the Support Agreement as of the date of the indenture, except as permitted in the terms of the Support Agreement on the date of the indenture.

     Maintenance of Properties. We and American Water Works each agree to maintain our respective properties in good condition and maintain the equipment and supplies necessary for the conduct of our businesses. However, this covenant does not prohibit us or American Water Works from discontinuing any operations or disposing of any properties if doing to is desirable in our business judgment or the business judgment of American Water Works and will not be detrimental to the holders of the debt securities.

     Payment of Taxes and Other Claims. We and American Water Works each agree to pay the taxes, assessments and other governmental charges imposed on us and all lawful claims for labor, materials and supplies prior to those taxes, assessments, charges or claims becoming delinquent. This does not, however, apply to taxes, assessments, charges or claims that we are contesting in good faith.

     Restriction on Liens. We have agreed that for as long as there are debt securities outstanding, we will not issue, assume or guarantee any indebtedness for borrowed money secured by any mortgage, security interest, pledge, lien or other encumbrance upon our property without equally and ratably securing the debt securities. This covenant, however, does not apply to the following:

     . mortgages on any property acquired, constructed or improved after the date of the indenture if the mortgage is granted within specified timeframes of, and secures the payment of, the purchase, construction or improvement of that property;

     . existing mortgages of an entity that is merged into us, except for mortgages or property already owned by us;

     . mortgages, security interests, pledges, liens or other encumbrances securing indebtedness to American Water Works;

     . mortgages, security interests, pledges, liens or other encumbrances in favor of a federal, state or foreign governmental authority to secure indebtedness incurred to finance the purchase, construction or improvement of any property, such as indebtedness of the industrial revenue bond type;

     . mortgages securing indebtedness that is incurred in the ordinary course of business and matures in 12 months or less;

     .    mortgages existing on the date of the indenture; and

     . mortgagees that replace, and do not exceed in amount, mortgages otherwise permitted under this covenant.

This covenant does not apply to any mortgages to the extent the indebtedness they secure does not exceed 10% of our consolidated net tangible assets, as defined in the indenture. Nothing in the indenture prohibits us from assuming or guaranteeing any debt of American Water Works or any of its subsidiaries (other than us) that is secured by assets of American Water Works or any of its other subsidiaries. Nothing in this indenture prohibits us or any subsidiary of us from securing debt with accounts receivable in an accounts receivable financing.

Events Of Default

     "Events of default" are defined in the indenture with respect to any series of debt securities as any of the following:

     . default for 30 days in payment of any interest installment due and payable on any debt securities of such series;

     . default for three business days in payment of principal or premium, if any, when due on the debt securities of such series;

     . default in the making of any sinking fund payment or analogous obligation on the debt securities of such series;

     . material default in the performance of or breach of any covenants or warranty contained in the indenture or Support Agreement for 90 days (which is deemed to be extended if we or American Water Works are diligently pursuing corrective action) after written notice to us or American Water Works by the trustee or to us, American Water Works and the trustee by the holders of at least 33% in aggregate principal amount of the debt securities of such series then outstanding;

     . failure by us or American Water Works to pay principal or interest due on any bond, debenture, note or other evidence of indebtedness if the amount involved exceeds $20 million, or a default in any such instrument that causes an obligation of more than $20 million to become due and payable prior to its stated maturity; or

     .    certain events of bankruptcy, insolvency and reorganization.

     An event of default under one series of debt securities does not necessarily constitute an event of default under any other series of debt securities.

     The indenture provides that if an event of default occurs and is continuing with respect to any series of debt securities, either the trustee or the registered holders of at least 33% in aggregate principal amount of that series of debt securities, may declare the principal amount of those debt securities and any accrued and unpaid interest on those debt securities to be due and payable immediately. At any time after a declaration of acceleration, but before a judgment or decree for payment of money has been obtained, if all events of default with respect to those debt securities have been cured (other than the nonpayment of principal of such debt securities which has become due solely by reason of the declaration of acceleration), the holders of a majority in aggregate principal amount may rescind and annul such declaration by written notice.

     The indenture requires that American Water Capital and American Water Works file annually with the trustee a certificate describing any default by American Water Capital or American Water Works in the performance of any conditions or covenants that has occurred under the indenture and its status. See "Covenants- -Statement as to Default."

     The trustee is entitled under the indenture, subject to the duty of the trustee during a default to act with the required standard of care, to be indemnified before proceeding to exercise any right or power under the indenture at the direction of the registered holders of the debt securities or which requires the trustee to expend or risk its own funds or otherwise incur any financial liability.

     The indenture provides that the registered holders of a majority in principal amount of the outstanding debt securities of any series issued under the indenture may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to that series of debt securities. The trustee, however, may refuse to follow any such direction that conflicts with law or the indenture, is unduly prejudicial to the rights of other registered holders of that series of debt securities, or would involve the trustee in personal liability. The indenture provides that while the trustee generally must mail notice of a default or event of default to the registered holders of the debt securities of any series issued under the indenture within 90 days of occurrence, the trustee may withhold notice of any default or event of default (except in payment on the debt securities) if the trustee in good faith determines that the withholding of such notice is in the interest of the registered holders of that series of debt securities.

Modification of the Indenture

     We, American Water Works and the trustee may amend or supplement the indenture if the holders of a majority in principal amount of the outstanding debt securities of each series of debt securities affected by the amendment or supplement consent to it, except that no amendment or supplement may, without the consent of each affected registered holder of that series:

     . reduce the amount of principal we must repay or change the date of maturity;

     .    reduce the rate or change the time of payment of interest;

     .    change the currency or place of payment;

     . reduce the percentage of the aggregate principal amount of debt securities needed to consent to an amendment or supplement; or

     . change the provisions of the indenture relating to waiver of past defaults (except to increase the percentage of holders necessary for a waiver), rights of registered holders of the debt securities to receive payments or the provisions relating to amendments of the indenture that require the consent of registered holders of each affected series.

Actions by Holders

     A holder of any series of debt securities may not pursue any remedy with respect to the indenture or the debt securities of such series (except a registered holder of a series of debt securities may bring an action for payment of overdue principal, premium, if any, or interest on that series) unless:

     . the registered holder has given written notice to the trustee of a continuing event of default;

     . registered holders of at least 33% in principal amount of that series of debt securities have made a written request to the trustee to pursue such remedy;

     . such registered holder or holders have offered the trustee security or indemnity reasonably satisfactory to the trustee against any cost, liability or expense;

     . the trustee has not complied with such request within 60 days of such request and offer; and

     . the registered holders of a majority in principal amount of that series of debt securities have not given the trustee an inconsistent direction during that 60-day period.

Defeasance and Discharge

     Satisfaction and Discharge. The indenture provides that, upon our request, the indenture will no longer be in effect with respect to that series of debt securities (except for, among other matters, certain obligations to register the transfer or exchange of those debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and to hold monies for payment in trust, and the rights of holders of that series to receive payments of principal, premium, if any, and interest) when:

     . either all securities of that series and all related coupons have been delivered to the trustee for cancellation or have become or will become due and payable or called for redemption within one year, and, with respect to securities that have not been delivered to the trustee for cancellation, we have deposited with the trustee in trust an amount sufficient to pay and discharge the entire indebtedness (principal, interest and premium, if any, until the maturity or redemption date) on such securities and coupons;

     .    we have paid all other sums payable by us under the indenture; and

     . we have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions for the satisfaction and discharge of the indenture as to that series have been satisfied.

     Legal Defeasance and Covenant Defeasance. The indenture provides that, at our option, we and American Water Works shall:

     . be deemed to have been discharged from our obligations with respect to all debt securities of any series (except for our obligations to register the transfer or exchange of debt securities or replace lost or stolen debt securities), or

     . cease to be under any obligation to comply with the restrictive covenants of the indenture (including those described in this prospectus).

if, in each case,

     . we shall have deposited in trust with the applicable trustee, specifically pledged as security for the benefit of, and dedicated solely to, the holders of the debt securities of such series money, or U.S. government obligations that through the payment of interest and principal will provide money, sufficient (in the opinion of a nationally recognized firm of independent auditors expressed in a written certification delivered to the applicable trustee and without consideration of any reinvestment of money, principal or interest) to pay and discharge each installment of principal (including any mandatory sinking fund payments) of and premium, if any, and interest on, the outstanding debt securities of such series on the dates such installments of interest or principal and premium are due;

     . such deposit will not result in a breach or violation of, or constitute a default under the indenture or any other agreement or instrument to which we are a party or by which we are bound;

     . if the debt securities of such series are then listed on any national securities exchange, we shall have delivered to the applicable trustee an opinion of counsel or a letter or other document from such exchange to the effect our exercise of our defeasance option would not cause such debt securities to be delisted;

     . no event of default or event (including such deposit) which, with the giving of notice or lapse of time, or both, would become an event of default with respect to the debt securities of such series shall have occurred and be continuing on the date of such deposit; and

     . we shall have delivered to the trustee an opinion of counsel or a ruling of the Internal Revenue Service to the effect that the holders of the debt securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance or discharge and will be subject to federal income tax on the same amount and in the same manner and at the same time as would have been the case if such option had not been exercised.

Unclaimed Money

     Subject to any applicable abandoned property law, the indenture provides that the trustee will pay to us or American Water Works upon request any money held by the trustee for the payment of principal, premium, if any, or interest that remains unclaimed for two years. After payment to us or American Water Works, registered holders of debt securities entitled to such money must look to us for payment as general creditors.

Concerning the Trustee and Paying Agent

     First Union National Bank will initially act as trustee and paying agent for the debt securities. We and American Water Works and some of its subsidiaries maintain lines of credit and have customary banking relationships with First Union.

     We and American Water Works will describe in the prospectus supplement any material business and other relationships (including additional trusteeships), other than the trusteeship under the indenture, between us and any of our affiliates, on the one hand, and each trustee and paying agent under the indenture, on the other hand.

Governing Law

     The laws of the State of New York govern the indenture and each series of debt securities.

Book-Entry System

     Unless otherwise specified in the prospectus supplement, each series of debt securities will be represented by one or more global notes registered in the name of a nominee of The Depository Trust Company ("DTC"), as depositary. Upon the issuance of the global notes, DTC or its custodian will credit, on its internal system, the respective principal amount of the individual beneficial interests represented by the global notes to the accounts of persons who have accounts with DTC. Each account initially will be designated by or on behalf of the underwriters, dealer or agents. Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC "participants" or persons who hold interests through participants. Ownership of beneficial interests in the global notes will be shown on, and transfers of their ownership may be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

     So long as DTC or its nominee is the registered owner or holder of the global notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such global notes for all purposes under the indenture and the debt securities. No beneficial owner of an interest in the global notes will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the indenture.

     Payments of the principal of, and interest on, the global notes will be made to DTC or its nominee, as the case may be, as the registered owner of the global notes. Neither we, American Water Works, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     We and American Water Works expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of the global notes will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global notes as shown on the records of DTC or its nominee. We and American Water Works also expect that payments by participants to owners of beneficial interests in the global notes held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. If a holder requires physical delivery of a certificated note for any reason, including to sell debt securities to persons in states which require delivery of certificated notes or to pledge their debt securities, such holder must transfer its interest in the global notes in accordance with the normal procedures of DTC and the procedures set forth in the indenture.

     DTC has advised us and American Water Works that it will take any action permitted to be taken by a holder of a series of debt securities (including the presentation of debt securities for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the global notes relating to such series is credited and only in respect of such portion of the aggregate principal amount of debt securities as to which such participant or participants has or have given such direction. However, if there is an Event of Default under a series of debt securities, DTC will exchange the global notes relating to such series for certificated notes which it will distribute to its participants.

     DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to "indirect participants" such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interest in the global notes among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither American Water Capital, American Water Works nor the trustee will have any responsibility for the performance by DTC or its respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Notes

     If DTC is at any time unwilling or unable to continue as a depositary for the global notes and we do not appoint a successor within 90 days, or if we otherwise choose to issue definitive debt securities, we will issue certificated notes in exchange for the global notes. In either instance, an owner of a beneficial interest in a global note will be entitled to have debt securities equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of debt securities in definitive form. Debt securities in definitive form will be issued in denominations of $1,000 and integral multiples of $1,000 and will be issued in registered form only, without coupons. We will maintain one or more offices or agencies where debt securities may be presented for payment and may be transferred or exchanged. You will not be charged a fee for any transfer or exchange of your debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

             Certain United States Federal Income Tax Consequences

     The following is a summary of the material United States federal income tax consequences of the purchase, ownership and disposition of the securities. Unless otherwise stated, this summary deals only with the securities held as capital assets by United States persons which, as defined in the Internal Revenue Code of 1986, as amended, include any beneficial owners, that are, for United States federal income tax purposes, (1) citizens or residents of the United States, (2) corporations or partnerships created or organized in or under the laws of the United States, any state thereof or the District of Columbia (other than partnerships that are not treated as a United States person under any applicable Treasury regulations), (3) estates, the income of which is subject to United States federal income taxation regardless of its source, or
(4) trusts if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and (B) one or more United States persons have the authority to control all substantial decisions of the trust. It does not deal with special classes of holders such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, or tax-exempt investors and does not discuss securities held as part of a hedge, straddle, "synthetic security" or other integrated transaction. This summary also does not address the tax consequences to persons that have a functional currency other than the U.S. dollar or the tax consequences to shareholders, partners or beneficiaries of a holder of securities. Further, it does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the securities. This summary assumes the classification of the debt securities as debt, which determination would be made at the time of the issuance of the debt securities. This summary is based on the Internal Revenue Code, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof, and all of which are subject to change, possibly on a retroactive basis.

     You should consult with your own tax advisor regarding the federal, state, local and foreign income, franchise, personal property, and any other tax consequences of the purchase, ownership and disposition of the securities.

Taxation of Debt Securities

     This subsection describes the material United States federal income tax consequences of owning, selling and disposing of the debt securities we are offering. This subsection assumes that the debt securities will not be offered at a discount.

U.S. Holders of Debt Securities

Interest Income

     Payments of interest on a debt security generally will be taxable to a U.S. holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the holder's regular method of tax accounting).

Debt Securities Purchased at a Market Discount

     A holder who purchases a debt security will be considered to have purchased the underlying debenture at a "market discount" if the holder's adjusted basis in the debt security is less than its issue price, unless such market discount is a de minimis amount (generally less than 1/4 of 1 percent of the stated redemption price of the debt security at maturity multiplied by the number of complete years to maturity after the purchase date (or if regulations similar to the original issue discount regulations applicable to installment obligations are promulgated, the weighted average maturity)). In general, any partial payment of principal on, or gain recognized on the maturity or disposition of, the debt security will be treated as ordinary income to the extent that such gain does not exceed the accrued market discount on the underlying debenture. Alternatively, a holder of a debt security may elect to include market discount in income currently over the life of the debt security. Such an election applies to all debt instruments with market discount acquired by the electing holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service.

     Market discount accrues on a straight-line basis unless the holder elects to accrue such discount on a constant yield to maturity basis. Such an election is applicable only to the debt security with respect to which it is made and is irrevocable. A holder of a debt security that does not elect to include market discount in income currently generally will be required to defer deductions for interest on borrowings allocable to such debt security in an amount not exceeding the accrued market discount on such debt security until the maturity or disposition of such debt security.

Debt Securities Purchased at a Premium

     Under the Internal Revenue Code, a holder that purchases a debt security will be considered to have purchased the debt security at a premium if the holder's adjusted basis in the debt security immediately after the purchase is greater than the issue price of such debt security. Such a holder may elect to treat such premium as "amortizable bond premium," in which case the amount of qualified stated interest required to be included in the holder's income each year with respect to the interest on the debt security will be reduced by the amount of the amortizable bond premium allocable (based on the debt security's yield to maturity) to such year. Any election to amortize bond premium is applicable to all bonds (other than bonds the interest on which is excludible from gross income) held by the holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the holder, and may not be revoked without the consent of the Internal Revenue Service.

Sale or Exchange of Debt Securities

     A holder will generally recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or other disposition of the debt security and the holder's adjusted tax basis in such debt security (subject to the discussion above regarding market discount, which may be treated as ordinary income). A holder's adjusted tax basis in the debt security generally will be the initial purchase price paid therefor. Gain recognized on the sale of a debt security will be long term capital gain provided such holder's holding period for such debt security exceeds one year. In the case of a holder other than a corporation, the maximum marginal United States federal income tax rate applicable to long term capital gain recognized on the sale of a debt security is 20%.

     To the extent the selling price is less than the holder's adjusted tax basis, the holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

Other Debt Securities

     Special tax rules may apply to certain types of debt securities including, but not limited to, debt securities issued at a discount, debt securities subject to contingencies and variable rate debt securities. The applicable prospectus supplement will discuss any such special United States federal income tax rules with respect to such debt securities.

Information Reporting and Backup Withholding Tax

     In general, information reporting requirements will apply to payments of principal, premium, if any, and interest on the debt securities and payments of the proceeds of the sale of the debt securities, and a 31% backup withholding tax may apply to such payments if the holder (1) fails to furnish or certify his correct taxpayer identification number to the payor in the manner required, (2) is notified by the Internal Revenue Service that he has failed to report payments of interest and dividends properly, or (3) under certain circumstances, fails to certify that he has not been notified by the Internal Revenue Service that he is subject to backup withholding for failure to report interest and dividend payments. Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a credit against such holder's United States federal income tax and may entitle the holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

Non-U.S. Holders of Debt Securities

     The rules governing United States federal income taxation of a beneficial owner of debt securities that, for United States federal income tax purposes, is a holder who is not a United States person as that term is defined in the Internal Revenue Code are complex and no attempt will be made herein to provide more than a summary of such rules. Non-U.S. holders should consult with their own tax advisors to determine the effect of federal, state, local and foreign income tax laws, as well as treaties, with regard to an investment in the debt securities, including any reporting requirements.

     This discussion assumes that the debt security or coupon is not subject to the rules of Section 871(h)(4)(A) of the Internal Revenue Code, relating to interest payments that are determined by reference to income, profits, changes in value of property or other attributes of American Water Works or a related party.

Interest Income

     Generally, interest income of a non-U.S. holder that is not effectively connected with a United States trade or business will be subject to a withholding tax at a 30% rate (or, if applicable, a lower tax rate specified by a treaty). However, interest income earned on a debt security by a non-U.S. holder will qualify for the "portfolio interest" exemption and therefore will not be subject to United States federal income tax or withholding tax, provided that such interest income is not effectively connected with a United States trade or business of the non-U.S. holder and provided that (1) the non-U.S. holder does not actually or constructively own 10% of more of the total combined voting power of all classes of American Water Works stock entitled to vote; (2) the non-U.S. holder is not a controlled foreign corporation that is related to American Water Works through stock ownership; (3) the non-U.S. holder is not a bank which acquired the debt security in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; and (4) either (A) the non-U.S. holder certifies to us or our or its agent, under penalties of perjury, that it is not a United States person and provides its name and address or (B) an authorized representative of a securities clearing organization, bank or other financial institution that holds customer securities in the ordinary course of its trade or business and holds the debt securities in such capacity, certifies to us or our agent, under penalties of perjury, that such a statement on Form W-8BEN or a similar substitute has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes to us or our agent a copy thereof.

     Final Treasury regulations modify the certification requirements on payments of interest made after December 31, 2000. These regulations provide for alternative methods to deal with payments to intermediaries and certification by intermediaries that the beneficial owner is a non-U.S. holder. Prospective investors should consult their own tax advisors as to the effect, if any, of the Final Treasury regulations on their purchase, ownership and disposition of debt securities.

     Except to the extent that an applicable treaty otherwise provides, a non-U.S. holder generally will be taxed with respect to interest in the same manner as a holder that is a United States person if the interest is effectively connected with a United States trade or business of the non-U.S. holder. Effectively connected interest income received or accrued by a corporate non-U.S. holder may also, under certain circumstances, be subject to an additional "branch profits" tax at a 30% rate (or, if applicable, at a lower tax rate specified by a treaty). Even though such effectively connected income is subject to income tax, and may be subject to the branch profits tax, it is not subject to withholding tax if the non-U.S. holder delivers a properly executed Internal Revenue Service Form W-8ECI (or successor form) to the payor.

Sale or Exchange of Debt Securities

     A non-U.S. holder generally will not be subject to United States federal income tax or withholding tax on any gain realized on the sale, exchange or other disposition of a debt security unless (1) the gain is effectively connected with a United States trade or business of the non-U.S. holder, (2) in the case of a non-U.S. holder who is an individual, such holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition, (3) the disposition is attributable to an office or other fixed place of business maintained by such holder in the United States, or (4) the non-U.S. holder is subject to tax pursuant to the provisions of the Internal Revenue Code applicable to certain United States expatriates.

Information Reporting and Backup Withholding Tax

     United States information reporting requirements and backup withholding tax will not apply to payments on the debt securities to a non-U.S. holder if the statement described in "Interest Income" is duly provided by such holder, provided that the payer does not have actual knowledge that the holder is a United States person. Information reporting and backup withholding tax will not apply to payments of the proceeds of the sale of debt securities to a non-U.S. holder effected by a broker, provided such broker has in its records certain documentary evidence allowed by Treasury regulations that the beneficial owner is a non-U.S. holder, certain other conditions are met, and the broker does not have actual knowledge that the holder is a United States person. Prospective investors should consult their own tax advisors as to the effect, if any, of the Treasury regulations on their purchase, ownership and disposition of the debt securities.

     The United States federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder's particular situation. Holders should consult their tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of the debt securities, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in United States federal or other tax laws.

                     Description of the Support Agreement

     We and American Water Works entered into a Support Agreement, dated June 22, 2000 and amended as of July 26, 2000. The Support Agreement requires American Water Works to:

     .    own all of our voting stock;

     . cause us to have at all times a positive tangible net worth (total assets less liabilities less intangible assets); and

     . to provide funds (in the form of cash or liquid assets) as equity, or if we and American Water Works agree, as a subordinated loan, to us to make timely payment of principal of or any premium or interest on any debt if we are unable to do so.

     The Support Agreement also provides that, upon a default, any lender to us, including the holders of the debt securities, shall have the right to demand that we enforce our rights against American Water Works under the Support Agreement. Upon a default, a lender may also proceed directly against American Water Works to enforce our rights against American Water Works under the Support Agreement or to obtain payment of defaulted principal, premium or interest owed to such lender.

     The assets of American Water Works are available as recourse to holders of our debt. American Water Works' assets primarily consist of the shares of stock of its subsidiaries and intercompany obligations. On a consolidated basis, the book value of all assets reflected in American Water Works' consolidated balance sheet at September 30, 2000 was approximately $6.1 billion.

     The term "debt" as defined in the Support Agreement means:

     .    all indebtedness for borrowed money;

     . all obligations evidenced by notes, bonds, debentures or other similar instruments;

     . all obligations as lessee under leases that have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases;

     . all obligations contingent or otherwise under letter of credit or similar facilities;

     . all obligations to purchase, redeem, retire, defease or otherwise make any payment in respect of any capital stock of or other ownership or profit interest of any warrants, rights or options to acquire such capital stock;

     . all obligations in respect of hedge agreements (including, without limitation, interest rate swap, cap or collar agreements, interest rate future or option contracts and other similar currency agreements);

     . any other obligations or liabilities involving financial or monetary payment; and

     .    guarantees of any of the foregoing.

     The term "lender" is defined in the Support Agreement as any person, firm, corporation or other entity to which we are indebted for money borrowed or to which we otherwise owe any debt or which is acting as trustee or authorized representative on behalf of such person, firm or corporation. The indenture provides that each holder of a debt security, as well as the trustee, shall be considered a "lender" for purposes of the Support Agreement.

     The Support Agreement may be amended or terminated at any time by written agreement of American Water Works and us provided that the Support Agreement may not be terminated, and no amendment regarding any term of the Support Agreement that adversely affects the rights of any lender shall be effective, until such time as all debt (including the debt securities) is irrevocably paid in full and all commitments for the debt (including the debt securities) are terminated unless all lenders holding debt outstanding (including the debt securities) and debt committed to (to the extent not outstanding) consent in advance and in writing to such amendment. We and American Water Works may agree to some amendments, however, that do not require the consent of lenders. These amendments include those that would impose a minimum interest coverage or a debt leverage test.

                              Plan of Distribution

     We may sell the debt securities directly to purchasers, through agents, through underwriters, through dealers or through a combination of any such methods of sale.

     The distribution of the debt securities may be effected from time to time in one or more transactions:

     .    at a fixed price or prices, which may be changed;

     .    at market prices prevailing at the time of sale;

     .    at prices related to prevailing market prices; or

     .    at negotiated prices.

Those transactions may also include delayed delivery arrangements providing for payment and delivery at a future date.

     Offers to purchase debt securities may be solicited directly by us or by agents designated by us from time to time. Any such agent, which may be deemed to be an underwriter, as that term is defined in the Securities Act, involved in the offer or sale of the debt securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     If an underwriter or underwriters are used in a sale of debt securities, we and American Water Works will execute an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters and the terms of the transaction will be set forth in the prospectus supplement, which will be used by the underwriters to make resales of the debt securities.

     If a dealer is used in a sale of debt securities in respect of which this prospectus is delivered, we will sell such debt securities to the dealer, as principal. The dealer may then resell such debt securities to the public at varying prices to be determined by such dealer at the time of resale.

     Underwriters, dealers, agents, and other persons may be entitled, under agreements entered into with us and American Water Works, to indemnification against, or contribution with respect to, certain civil liabilities, including liabilities under the Securities Act. Underwriters, dealers, agents and their affiliates may be customers of, engage in transactions with, or perform services for, us, American Water Works or subsidiaries of American Water Works in the ordinary course of business.

                                    Experts

     The consolidated financial statements and the financial statement schedule incorporated in this registration statement by reference to the Annual Report on Form 10-K of American Water Works Company, Inc. for the year ended December 31, 1999 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                Legal Opinions

     Certain matters relating to the legality of the debt securities and the obligations pursuant to the Support Agreement will be passed upon for American Water Capital and American Water Works by Dechert, Philadelphia, Pennsylvania, and for the agents or underwriters, if any, by Chapman and Cutler, Chicago, Illinois. The opinions of Dechert and Chapman and Cutler with respect to the debt securities and the obligations pursuant to the Support Agreement may be conditioned upon, and subject to certain assumptions regarding future action to be taken by American Water Capital, American Water Works and the trustee in connection with the issuance and sale of particular debt securities, the specific terms of debt securities and other matters that may affect the validity of debt securities but that cannot be ascertained on the date of such opinions.

                               Table of Contents

                                  Prospectus

                                                                       Page
                                                                       ----
The Companies........................................................     2
Where You Can Find More Information..................................     2
Documents Incorporated by Reference..................................     3
Risk Factors.........................................................     4
Ratio of Earnings to Fixed Charges of American Water Works...........     7
Use of Proceeds......................................................     7
Description of the Debt Securities...................................     7
Certain United States Federal Income Tax Consequences................    16
Description of the Support Agreement.................................    19
Plan of Distribution.................................................    21
Experts..............................................................    21
Legal Opinions.......................................................    22


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                                AMERICAN WATER
                                 CAPITAL CORP.

                     ENTITLED TO THE BENEFIT OF A SUPPORT
                    AGREEMENT PROVIDING FOR THE PAYMENT OF
                           PRINCIPAL AND INTEREST BY

                      AMERICAN WATER WORKS COMPANY, INC.


                               ----------------

                                  Prospectus

                               ----------------



                                    , 2001

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                    Information Not Required in Prospectus

     Item 14.  Other Expenses Of Issuance And Distribution



               SEC registration fee..................................   $400,000
               Legal and accounting fees and expenses................    200,000
               Printing..............................................    100,000
               Miscellaneous.........................................     40,000
               Blue Sky fees and expenses............................     10,000
                                                                        --------
               Total.................................................   $760,000

     Each amount set forth above, except for the SEC registration fee, is estimated. Each such amount is a cumulative restatement of prior estimates made in the original registration statement and each post-effective amendment filed since then.

     Item 15.  Indemnification of Directors and Officers

     As authorized by Section 145 of the Delaware General Corporation Law,
Section 8 of Article II of American Water Works' Bylaws provides that American Water Works shall indemnify any person who is a party to any suit or proceeding, whether civil, criminal or administrative, because such person is or was a director, officer or employee of American Water Works or is or was serving at the request of American Water Works as a director, officer or employee of another corporation or enterprise, including an employee benefit plan, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such suit or proceeding to the extent that such person is not otherwise indemnified and such indemnification is not prohibited by applicable law; and the Board of Directors of American Water Works may, and on request of any such person is required to, determine in each case whether or not the standards in any applicable statute have been met, or such determination may be made by independent legal counsel if the Board so directs or if the Board is not empowered by statute to make such determination.

     As authorized by Section 145 of the Delaware General Corporation Law,
Section 4.1 of American Water Capital's By-laws provides that American Water Capital shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, because such person is or was a director or officer of American Water Capital or a constituent corporation absorbed in a consolidation or merger, or is or was serving at the request of American Water Capital or a constituent corporation absorbed in a consolidation or merger, as a director, officer, administrator, trustee or other fiduciary of another corporation or if a partnership, joint venture, trust or other enterprise, including an employee benefit plan, against expenses (including attorneys' fees), liability and loss actually and reasonably incurred or suffered by such person in connection with such proceeding, whether or not the indemnified liability arises or arose from any threatened, pending or completed proceeding by or in the right of American Water Capital, except to the extent that such indemnification is prohibited by applicable law. The Board of Directors of American Water Capital may, and on request of any such person is required to, determine in each case whether or not the standards in any applicable statute have been met, or such determination may be made by independent legal counsel if the Board so directs or if the Board is not empowered by statute to make such determination.

     American Water Works maintains and pays all premiums on directors and officers liability insurance policies with a primary liability limit of $25,000,000 and excess liability limit of $25,000,000. These policies also cover the officers and directors of American Water Capital.

     Item 16.  Exhibits and Financial Statement Schedules

     See Exhibit Index on Page II-9.

     Item 17.  Undertakings

     (a)  The undersigned registrants hereby undertake:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by American Water Works pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement;

          (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (3) to remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of American Water Works' annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the American Water Works of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d)  The undersigned registrants hereby undertake that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule

430A and contained in a form of prospectus filed by the registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Voorhees, New Jersey, on the 30th day of January, 2001.

                                    AMERICAN WATER WORKS COMPANY, INC.

                                    By:        /s/ James J. Barr
                                       ----------------------------------
                                       J. James Barr, President
                                       and Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ellen C. Wolf and W. Timothy Pohl, each and individually, his or her attorneys-in-fact, with full power of substitution and resubstitution, for him or her in any and all capacities, to sign any or all amendments or post-effective amendments to this registration statement or any registration statement for the same offering that is effective upon filing pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same with exhibits thereto and other documents in connection therewith or in connection with the registration of the securities registered hereby or thereby under the Securities Exchange Act of 1934, as amended, with the Securities and Exchange Commission, granting unto each of such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that each such attorney-in-fact, or his agent or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name                                          Title                                                 Date
----                                          -----                                                 ----
/s/ J. James Barr                             President, Chief Executive Officer and Director       January 30, 2001
-----------------------------------
J. James Barr

/s/ Ellen C. Wolf                             Vice President and Chief Financial Officer            January 30, 2001
-----------------------------------           (Principal Financial Officer)
Ellen C. Wolf

/s/ Robert D. Sievers                         Comptroller                                           January 30, 2001
-----------------------------------           (Principal Accounting Officer)
Robert D. Sievers

/s/ Marilyn M. Ware                           Chairman of the Board of Directors                    January 30, 2001
-----------------------------------
Marilyn W. Ware

/s/ Anthony P. Terracciano                    Vice Chairman of the Board of Directors               January 30, 2001
-----------------------------------
Anthony P. Terracciano

/s/ William O. Albertini                      Director                                              January 30, 2001
-----------------------------------
William O. Albertini

/s/ Rhoda W. Cobb                             Director                                              January 30, 2001
-----------------------------------
Rhoda W. Cobb

/s/ Elizabeth H. Gemmill                      Director                                              January 30, 2001
-----------------------------------
Elizabeth H. Gemmill, Esq.

/s/ Ray J. Groves                             Director                                              January 30, 2001
-----------------------------------
Ray J. Groves

/s/ Henry G. Hager                            Director                                              January 30, 2001
-----------------------------------
Henry G. Hager, Esq.

/s/ Frederick S. Kirkpatrick                  Director                                              January 30, 2001
-----------------------------------
Frederick S. Kirkpatrick

/s/ Gerald C. Smith                           Director                                              January 30, 2001
-----------------------------------
Gerald C. Smith

/s/ Nancy Ware Wainwright                     Director                                              January 30, 2001
-----------------------------------
Nancy Ware Wainwright

/s/ Paul W. Ware                              Director                                              January 30, 2001
-----------------------------------
Paul W. Ware

/s/ Ross A. Webber                            Director                                    January 30, 2001
-----------------------------------
Ross A. Webber

/s/ William S. White                          Director                                    January 30, 2001
-----------------------------------
William S. White

/s/ Horace Wilkins, Jr                        Director                                    January 30, 2001
-----------------------------------
Horace Wilkins, Jr.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Voorhees, New Jersey, on the 30th day of January, 2001.

                                    AMERICAN WATER CAPITAL CORP.


                                    By:     /s/ Ellen C. Wolf
                                       -------------------------------
                                         Ellen C. Wolf, President


                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ellen C. Wolf and W. Timothy Pohl, each and individually, his or her attorneys-in-fact, with full power of substitution and resubstitution, for him or her in any and all capacities, to sign any or all amendments or post-effective amendments to this registration statement or any registration statement for the same offering that is effective upon filing pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same with exhibits thereto and other documents in connection therewith or in connection with the registration of the securities registered hereby or thereby under the Securities Exchange Act of 1934, as amended, with the Securities and Exchange Commission, granting unto each of such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that each such attorney-in-fact, or his agent or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name                                          Title                                  Date
----                                          -----                                  ----
/s/ Ellen C. Wolf                             President, Director                    January 30, 2001
-----------------------------------
Ellen C. Wolf

/s/ Joseph F. Hartnett, Jr.                   Vice President, Treasurer              January 30, 2001
-----------------------------------           (Principal Financial Officer)
Joseph F. Hartnett, Jr.

/s/ Robert D. Sievers                         Vice President and Comptroller         January 30, 2001
-----------------------------------           (Principal Accounting Officer)
Robert D. Sievers

/s/ J. James Barr                             Director                               January 30, 2001
-----------------------------------
J. James Barr

/s/ Jorge Carrasco                            Director                               January 30, 2001
-----------------------------------
Jorge Carrasco

/s/ Daniel L. Kelleher                        Director                               January 30, 2001
-----------------------------------
Daniel L. Kelleher

/s/ Ramon G. Lee                              Director                               January 30, 2001
-----------------------------------
Ramon G. Lee

/s/ W. Timothy Pohl                           Director                               January 30, 2001
-----------------------------------
W. Timothy Pohl

                                 EXHIBIT INDEX

                  Exhibit Numbers are in accordance with the
                  Exhibit Table in Item 601 of Regulation S-K
                  -------------------------------------------

1.   Underwriting Agreement

      (a)    Form of Underwriting Agreement

      (b)    Form of Distribution Agreement

4.   Instruments Defining the Rights of Security Holders, Including Indentures

      (a) Form of Indenture by and among AWW, American Water Capital Corp. and First Union National Bank, as Trustee.

      (b) Support Agreement between AWW and American Water Capital Corp. dated June 22, 2000, as amended as of July 26, 2000.

5.*  Opinion of Dechert

12.  Computation of Ratio of Earnings to Fixed Charges.

23.  Consents

      (a) Consent of PricewaterhouseCoopers LLP

      (b) Consent of Dechert (included in Exhibit 5).

24.  Powers of Attorney (included on pages II-3 and II-5).

25. Statement of Eligibility under the Trust Indenture Act of 1939 on Form T-1 of First Union National Bank.

________________________
*  To be filed by amendment.